Exhibit 99.2

Impact of Adopting ASC 606 on U.S. GAAP Financial Statements to the Second Quarter 2018

The Financial Accounting Standards Board issued a new accounting standard on revenue from contracts with customers (“ASC 606”), effective January 1, 2018, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP.

The following tables summarize the impacts of adopting ASC 606 on the Company’s Condensed Consolidated Statement of Income, Financial Position, and Cash Flows as of and for the three and six months ended June 30, 2018.
Condensed Consolidated Statement of Income

	Three months ended June 30, 2018			Six months ended June 30, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606	As Reported	Adjustments	Balances Without Adoption of ASC 606
Revenue
Total revenue	$2,561	$3	$2,564	$5,651	$(410)	$5,241
Expenses
Compensation and benefits	$1,494	$(13)	$1,481	$3,110	$(78)	$3,032
Other general expenses	$535	$2	537	$853	$2	855
Other income (expense)	$(3)	$(1)	$(4)	$(18)	$—	$(18)
Income taxes	$(144)	$7	$(137)	$(30)	$(75)	$(105)
Adoption of ASC 606 had an unfavorable impact of $6 million on net income from continuing operations or $0.02 per share for the three months ended June 30, 2018, and a favorable impact of $259 million on net income from continuing operations or $1.05 per share for the six months ended June 30, 2018.

Condensed Consolidated Statement of Financial Position

	As of June 30, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606
Assets
Receivables, net	$2,992	$(657)	$2,335
Other current assets	$732	$(216)	$516
Deferred tax assets	$452	$128	$580
Other non-current assets	$404	$(144)	$260

Liabilities
Other current liabilities	$1,121	$(61)	$1,060
Deferred tax liabilities	$294	$(71)	$223
Other non-current liabilities	$1,088	$1	$1,089

Equity
Total equity	$4,618	$(758)	$3,860

Exhibit 99.2

Condensed Consolidated Statement of Cash Flows

	Six months ended June 30, 2018
(millions)	As Reported	Adjustments	Balances Without Adoption of ASC 606
Cash flows from operating activities
Net income	$668	$(259)	$409
Deferred income taxes	$(93)	$(29)	$(122)
Receivables, net	$(371)	$405	$34
Accounts payable and accrued liabilities	$(495)	$8	$(487)
Current income taxes	$(144)	$(46)	$(190)
Other assets and liabilities	$301	$(79)	$222
The adoption of ASC 606 had no impact on Cash Provided by Operating Activities.